EXHIBIT 6.51

                AGREEMENT FOR THE PURCHASE OF STOCK AND WARRANTS

         THIS AGREEMENT FOR THE PURCHASE OF STOCK AND WARRANTS (this "Agreement"), has been entered into as of the 6th day of August, 1999, by and between GMA CAPITAL PARTNERS-AUTOTOW, LLC, a Georgia limited liability company ("Investor"), and 1-800-AUTOTOW, INC., a Delaware corporation (the "Company").

                                   WITNESSETH:

          WHEREAS, the Company is authorized to issue 500,000 shares of Series B 8% Cumulative Convertible Preferred Stock, ("Company Preferred Stock") having the preferences and designations set forth in that certain Certificate of Designations, Preferences and Rights of Series B 8% Cumulative Convertible Preferred Stock, attached hereto as Exhibit A (the "Certificate of Designations"); and

         WHEREAS, the Company desires to sell to Investor, and Investor desires to purchase from the Company, a certain number of shares of Company Preferred Stock to be determined in accordance with Article I hereof (the "Purchased Shares") which shall be convertible into a certain number of shares of Company Common Stock equal to fifty-nine and four tenths percent (59.4%) of the issued and outstanding Company Common Stock, such number to be determined at the date such Purchased Shares are issued and on a fully-diluted basis after considering:
(1) the issued and outstanding Company Common Stock (including the shares to be issued by the Company in connection with the acquisition of the Acquired Companies (as defined in Section 2.5, below), without regard to when such shares are issued), (2) the conversion of the Purchased Shares, (3) the conversion or exercise of any outstanding options, warrants (other than the Purchased Warrants and any warrants issued to any affiliate of Investor on or before the Closing
Date) or other convertible securities which entitle the holders thereofto purchase, or otherwise receive, any Company Common Stock, provided that Company Common Stock (up to 12.5% of the then outstanding Company Common Stock) reserved under the management stock option plan described in Exhibit 1.4 attached hereto, shall be excluded from such calculation, and provided further that shares of Company Common Stock that may be issued upon the conversion of any shares of Company Preferred Stock issued to Investor pursuant to Section 8.5 below, shall be excluded from such calculation, and (4) any Company Common Stock that the Company is obligated, or may become obligated, to issue to then current shareholders pursuant to the terms and conditions of previous acquisition agreements to which the Company is a party; and

         WHEREAS, the Company desires to sell to Investor, and Investor desires to purchase from the Company, one (1) warrant to purchase one (1) share of Company Common Stock for each five (5) shares of Company Common Stock into which the Purchased Shares are convertible, each such warrant to be in the form attached hereto as Exhibit B (all such warrants to be purchased by Investor are hereinafter collectively referred to as the "Purchased Warrants," the Purchased Warrants and the Purchased Shares are hereinafter sometimes referred to collectively as the "Purchased Securities"), in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

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                                   ARTICLE I

                               SALE OF SECURITIES

         1.1 Sale of Purchased Securities. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, the Company agrees to sell, assign, transfer and deliver the Purchased Securities to Investor, and Investor, in reliance on the Company's representations, warranties and covenants set forth herein, agrees to purchase the Purchased Securities from the Company. The Company shall deliver the Purchased Securities to Investor as follows:

                  (a) At the Closing (as defined below), the Company shall issue to Investor 363,723 shares of Company Preferred Stock and shall deliver to Investor certificates evidencing such shares.

                    b) At the Closing, the Company shall issue to Investor 4,838,202 warrants each to purchase one (1) share of Company Common Stock and shall deliver to Investor certificates evidencing such warrants in the form of Exhibit B attached hereto.

                    (c) Following the Closing, the Company shall issue to Investor additional shares of Company Preferred Stock (which shall be included in the Purchased Shares) and additional warrants to purchase Company Common Stock (which shall be included in the Purchased Warrants) in accordance with
Section 1.4, below.

           1.2 Purchase Price. In full consideration for the purchase by Investor of the Purchased Securities, Investor shall pay to the Company at the Closing, TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS ($2,700,000), payable in immediately available United States funds by delivery of a company check and/or by wire transfer to an account or accounts designated by the Company.

           1.3 Closing of Purchase and Sale. The closing of the purchase and sale provided for herein (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 33039-3592, beginning at 9:00A.M. on August 6, 1999, or at such other time and place as the parties shall mutually agree upon. The date upon which the Closing actually occurs shall be referred to in this Agreement as the "Closing Date."

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           1.4     Post-Closing Covenants Relating to the Purchased Securities.

                  (a) Purchased Shares Adjustment. In the event the Company shall, following the Closing, issue additional shares of Company Common Stock to the former owners of any of the Subsidiaries (as defined below) (each such issuance, a "Section 1.4 Event"), the Company shall, in each such instance: (i) within ten (10) days following such Section 1.4 Event, give notice to Investor of such Section 1.4 Event, and (ii) within fifteen (15) days following the giving of such notice, issue to Investor additional shares of Company Preferred Stock such that the aggregate number of Purchased Shares then issued to Investor will be convertible into a certain number of shares of Company Common Stock (the "Purchased Shares Conversion") equal to fifty-nine and four tenths percent (59.4%) of the Company Common Stock on a fully-diluted basis, as of the date such additional shares are issued, after considering: (1) the issued and outstanding Company Common Stock (including the shares to be issued by the Company in connection with the acquisition of the Acquired Companies (as defined in Section 2.5, below), without regard to when such shares are issued), (2) the conversion of the Purchased Shares, (3) the conversion or exercise of any outstanding options, warrants (other than the Purchased Warrants and any warrants issued to any affiliate of Investor on or before the Closing Date) or other convertible securities which entitle the holders thereof to purchase, or otherwise receive, any Company Common Stock, provided that Company Common Stock (up to 12.5% of the then outstanding Company Common Stock) reserved under the management stock option plan described in Exhibit 1.4 attached hereto, shall be excluded from such calculation, and provided further. that shares of Company Common Stock that may be issued upon the conversion of any shares of Company Preferred Stock issued to Investor pursuant to Section 8.5 below, shall be excluded from such calculation, and (4) any Company Common Stock that the Company is obligated, or may become obligated, to issue to then current shareholders pursuant to the terms and conditions of previous acquisition agreements to which the Company is a party.

                  b) Purchased Warrants Adjustment Simultaneously with each issuance to Investor of additional shares of Company Preferred Stock in connection with any Section 1.4 Event, as set forth in Section 1.4(a), the Company shall issue to Investor additional warrants to purchase Company Common Stock such that the aggregate number of Purchased Warrants shall equal the quotient obtained by dividing the Purchased Shares Conversion (following such issuance of additional Company Preferred Stock) by five (5).

                                   ARTICLE II

        REPRESENTATIONS. WARRANTIES. AND COVENANTS OF THE COMPANY

           As a material inducement to Investor to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Investor shall rely thereon, the Company represents, warrants and covenants to Investor as follows (all representations and warranties are made as of the Closing Date and as of the date hereof):

         2.1 Due Incorporation and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate

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power and lawful authority to carry on its business as now being conducted, and to own or lease and operate its properties and assets as now owned, leased or operated by the Company. The Company is duly licensed and qualified to do business and is in good standing as a foreign corporation in each other jurisdiction where the character of its business or the nature of its properties or assets makes such qualification or licensing necessary, except where the failure to be qualified or licensed would not have a material adverse effect on the Company.

           2.2 Outstanding Capital Stock. The title, par value, number of authorized shares and number of issued and outstanding shares of each class of capital stock of the Company is described on Schedule 2.2 annexed hereto. No other class of capital stock of the Company is authorized or outstanding. All of the issued and outstanding capital stock of the Company is duly authorized and is validly issued, fully paid and non-assessable.

           2.3 Options or Other Rights. Except as described on Schedule 2.3 annexed hereto, there is no outstanding right, subscription, warrant, conversion right, call, unsatisfied preemptive right, commitment, option or other agreement or right of any kind pursuant to which any person or entity has the right or option to purchase or otherwise to receive from the Company any shares of the capital stock or any other security of the Company and there is no outstanding security of any kind convertible into or redeemable or exchangeable for any shares of the capital stock or any other security of the Company. There is no shareholders' agreement, voting trust or similar agreement or arrangement to which the Company is a party which affects or restricts in any way the Purchased Securities.

         2.4 Title To Securities. Voting Rights. The Company has full corporate power and authority to convey, free and clear of all liens, encumbrances, equities, assessments, restrictions, rights of third parties, claims and obligations of every kind ("Liens"), all of the Purchased Securities and, upon delivery of and payment for the Purchased Securities as herein provided, Investor will acquire good and, subject to compliance with all federal and state securities laws and regulations, marketable title to the Purchased Securities, free and clear of all Liens and the Purchased Securities will be fully paid and non-assessable. The Purchased Shares, when issued, shall be voting stock entitled to cast, on each matter to be voted upon by the shareholders of the Company, a number of votes equal to the Purchased Shares Conversion. Upon delivery of and payment for each share of Company Common Stock issued to Investor as provided in the Purchased Warrants, the Company shall cause Investor to acquire good and, subject to compliance with all federal and state securities laws and regulations, marketable title to such share of Company Common Stock, free and clear of all Liens, and such share of Company Common Stock shall be fully paid and non-assessable.

         2.5 Subsidiaries and Investments. Except for McGann & Chester, Inc., a Pennsylvania corporation ("MCI"), D&D Towing and Recovery, Inc., a Florida corporation ("D&I)"), and shell corporations formed by the Company specifically to acquire the Acquired Companies, the Company does not have any subsidiaries nor does the Company own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in, or have any investment in, any other corporation, partnership, association, trust, joint venture or other entity. The Company owns all of the outstanding capital stock of MCI and D&D, and each of MCI and D&D are wholly-owned

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subsidiaries of the Company. Simultaneously with the Closing of the transactions contemplated hereby, the Company shall use the Purchase Price being paid by Investor hereunder, in conjunction with other available funds, to consummate the acquisition of each of the companies (or the assets thereof) set forth on
Schedule 2.5 attached hereto (the "Acquired Companies") (the Acquired Companies (including any shell corporation formed by the Company to acquire, by merger or otherwise, any Acquired Company), MCI and D&D are sometimes hereinafter collectively referred to as the "Subsidiaries" and each individually as a "Subsidiary"). Schedule 2.5 includes true and complete copies of the definitive purchase or merger agreements (and all schedules and exhibits thereto) pursuant to which the Company shall acquire each of the Acquired Companies. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has the corporate power and lawful authority to carry on its business as now being conducted, and to own or lease and operate its properties and assets as now owned, leased or operated by such Subsidiary. Each Subsidiary is duly licensed and qualified to do business and is in good standing as a foreign corporation in each other jurisdiction where the character of its business or the nature of its properties or assets makes such qualification or licensing necessary, except where the failure to be licensed or qualified would not have a material adverse effect on such Subsidiary.

         2.6 Articles of Incorporation and By-Laws. Schedule 2.6 annexed hereto contains true and complete copies of the Articles of Incorporation of the Company and each Subsidiary, including all amendments thereto (certified by the Secretary of State of such entity's jurisdiction of incorporation), and By-laws of the Company and each Subsidiary, including all amendments thereto (certified by its corporate secretary), as in effect on the date hereof, and such By-Laws and Articles of Incorporation will not be amended, rescinded or otherwise modified between the date hereof and the Closing Date, except as specifically contemplated and allowed by this Agreement.

         2.7 Books and Records. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company and each Subsidiary are true, correct and complete in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the state of incorporation of the Company or such Subsidiary, as applicable.

         2.8 Authority of the Company and Subsidiaries. The Company has full power and authority to execute and deliver this Agreement, the Acquisition Agreements (as defined below) and the other agreements required to be executed and delivered by the Company hereunder and thereunder (the "Company Documents") and to carry out the transactions contemplated hereby. The Company and each of the Acquired Companies has full power and authority to execute and deliver the agreements pursuant to which the Company will acquire the Acquired Companies (the "Acquisition Agreements"). This Agreement, the Company Documents and the Acquisition Agreements are valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms. Each of the Acquisition Agreements is a valid and binding agreement of the Acquired Company party thereto enforceable against such Acquired Company in accordance with its respective terms. Except as described in Schedule 2.8 annexed hereto, no
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consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or any consent, authorization or approval of any other third party, is necessary in order to enable the Company or any Acquired Company to enter into and perform its obligations under this Agreement, the Company Documents or any of the Acquisition Agreements to which it is a party, and neither the execution and delivery of this Agreement, the Company Documents or any of the Acquisition Agreements, nor the consummation of the transactions contemplated thereby will:

                  (a) conflict with, require any consent under, result in the violation of or constitute a breach of any provision of the Articles of Incorporation or By-Laws of the Company or any of the Subsidiaries;

                  (b) conflict with, require any consent under, result in the violation of; constitute a breach of or accelerate the performance required on the part of the Company or any of the Subsidiaries by the terms of; any evidence of indebtedness or agreement (whether or not related to indebtedness) to which the Company or any of the Subsidiaries is a party, in each case with or without notice or lapse of time or both, including any mortgage or deed of trust or other agreement creating a lien, charge or encumbrance to which any property of the Company or any of the Subsidiaries is subject, or permit the termination of any such agreement by another person;

                  (c) result in the creation or imposition of any Lien upon, or restriction on the use of, any property or assets of the Company or any of the Subsidiaries under any agreement or commitment to which the Company or any of the Subsidiaries is bound;

                  (d) accelerate, or constitute an event entitling, or which would, on notice or lapse of time or both, entitle the holder of any indebtedness of the Company to accelerate the maturity of any such indebtedness;

                  (e) conflict with or result in the breach or violation of any writ, judgment, order, injunction, decree or award of any court or governmental body or agency or arbitration tribunal that is binding on the Company or any of the Subsidiaries; or

                  (f) constitute a violation by the Company or any of the Subsidiaries of any statute, law or regulation of any jurisdiction, where such violation would result in a material adverse effect on the Company or any Subsidiary.

         2.9 Financial Statements. The Company has heretofore furnished Investor with (i) true and complete copies of the unaudited balance sheets and related statements of income and retained earnings and changes in financial position of the Company, as of and for the fiscal year ended on March 31, 1999, and of each Subsidiary, as of and for the fiscal year ended on December 31, 1998, and (ii) the latest unaudited balance sheets of the Company and each Subsidiary (the "Latest Balance Sheets;" with respect to each of the Latest Balance Sheets, the date thereof is hereinafter referred to as the "Balance Sheet Date") and the related unaudited statements of income and retained earnings for the Company for the period then ended (hereinafter, the financial statements

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referred to in subsections (i) and (ii), together with the footnotes and supporting schedules thereto, are referred to as the "Financial Statements"). Copies of the Financial Statements are annexed hereto as Schedule 2.9. The Financial Statements fairly present the financial condition of the Company and each Subsidiary at the dates thereof and the related statements of income and retained earnings and changes in financial position, fairly present the results of the operations of the Company and each Subsidiary and the changes in its financial position for the periods indicated. Each of the Financial Statements relating to each of the Subsidiaries are auditable based upon the books and records of such Subsidiary as such books and records now exist. The Company shall cause an audit of the Financial Statements of the Company and each Subsidiary deemed to be a '1signiflcant subsidiary" by its certified public accountant, Grant Thornton LLC, to be completed by such certified public accountant within seventy-five (75) days following the Closing Date and deliver such audits promptly to Investor.

         2.10 No Undisclosed Liabilities. Except as disclosed on Schedule 2.10 and except as reflected and reserved against in the Latest Balance Sheets, as of the Balance Sheet Date, neither the Company nor any Subsidiary has incurred any liabilities or obligations (whether long term or current and whether accrued, absolute or contingent), including without limitation with respect to Taxes, and, except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, as of the Closing Date, neither the Company nor any Subsidiary will have incurred any liabilities or obligations (whether long term or current and whether accrued, absolute or contingent) which, individually or in the aggregate, are materially adverse to the Company, or such Subsidiary, respectively.

         2.11 Limitation. Except as described in Schedule 2.11 annexed hereto, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration, or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company threatened, against or affecting the Company or any of the Subsidiaries or any of their respective properties, assets or rights. Neither the Company nor any of the Subsidiaries is subject to any judgment, order, award or decree entered in any lawsuit or proceeding which may have an adverse effect on any of its respective operations, business practices or on its respective ability to acquire any property or conduct business in any area.

           2.12    Taxes.

         (a) For purposes of this Agreement, (i) "Taxes" shall mean all federal, state, local and foreign income, gross receipts, profits, windfall profits, capital gains, franchise, sales, use, license, occupation, property, property transfer, capital stock, premium, excise, ad valorem, employment, payroll, withholding, estimated, severance, stamp, environmental, fuel, customs duties, social security, unemployment, disability, registration, value added, alternative or add-on minimum and other taxes, assessments or governmental charges of any nature, kind or character, and including any interest, additions to tax and penalties thereon; and (ii) "Tax Returns" shall mean all returns, declarations, reports and forms, claims for refunds, or information returns and reports relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

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           (b) The Company (since its inception) and each Subsidiary (since the
1994 tax year) have timely filed all Tax Returns that the Company or such Subsidiary was required to file. All such Tax Returns were correct and complete in all respects material to such Tax Return. Except as set forth on Schedule 2.12(b), all Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. Following the Closing, and in a timely manner, the Company and each Subsidiary shall file all Tax Returns which the Company or such Subsidiary is required to file and pay any Taxes owed by the Company or such Subsidiary as the same shall become due.

         (c) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

           2.13 Title and Sufficiency of Assets. In all material respects, the Company and each Subsidiary has good, valid and marketable title to all of its respective properties and assets (tangible and intangible), including without limitation, all properties and assets of the Company or such Subsidiary shown on the Latest Balance Sheets and all properties and assets purchased or acquired by the Company or such Subsidiary since the Balance Sheet Date; in each case subject to no Liens, except for (i) Liens reflected on the Latest Balance Sheets; (ii) Liens for current taxes, assessments or governmental charges or levies on property not yet due or delinquent and (iii) Liens described on
Schedule 2.13 hereto ("Permitted Liens"). Except for the leases of real and personal property described in Schedule 2.18 the Company and each Subsidiary owns outright, and are in exclusive possession of, all assets, properties and rights currently used in their respective businesses. All property and assets owned or utilized by the Company and the Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of normal operations), have been maintained in a manner consistent with the standards generally followed in the industry and are sufficient to carry on the Company Business (as defined below) as conducted during the twelve-month period immediately preceding the Closing Date, and as to rolling stock, are fully road worthy and in compliance with all safety requirements in all material respects. Ml buildings and other structures owned, leased or otherwise utilized by the Company and the Subsidiaries are, to the knowledge of the Company, in good condition and repair.

         2.14 Compliance with Laws. Neither the Company nor any Subsidiary has violated the Foreign Corrupt Practices Act or any other Law regarding the payment of bribes, kickbacks, gratuities or other monies in exchange for favorable treatment by any customer, supplier, government official or other person. To the knowledge of the Company, the Company and the Subsidiaries (including each and all of its and their operations, practices, properties, real or personal, owned or leased, and assets) are in compliance with all applicable federal, state, local and foreign

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laws, ordinances, orders, rules and regulations (collectively, "Laws"), including without limitation, those applicable to registration for the offer or sale of securities, discrimination in employment, the Americans with Disabilities Act, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, unemployment, retirement and labor relations and product advertising, except for such non-compliance which would not have a material adverse effect on the Company or any Subsidiary. To the knowledge of the Company, each parcel of real property owned, leased or utilized by the Company or any of the Subsidiaries is unconditionally zoned a classification that allows its current use, and such zoning is not being challenged by legal process, and no change or modification thereof is being sought by any person or entity, including, but not limited to, governmental or quasi-governmental authorities. Neither the Company, the Subsidiaries nor, to the knowledge of the Company, any landlord of the Company or any Subsidiary, has received notice of any violation or alleged violation of, or is subject to liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws. All reports and returns required to be filed by the Company or any Subsidiary with any governmental authority have been filed, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing, and in all material respects:

                  (a) Except as disclosed in Schedule 2.14(a), the operation of the business of the Company and the Subsidiaries (the "Company Business") has and does not, nor does any condition existing at any of the facilities in which the Company Business is conducted (collectively, the "Facilities"), in any manner constitute a material breach or violation of any lease or other agreement governing the use of such Facilities or a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                  (b) the Company and each Subsidiary has made all required payments to its respective unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                  (c) the Company and each Subsidiary is in compliance with all Laws relating to workers compensation, maintains policies of insurance sufficient to meet its obligations under all such Laws and has paid all premiums due and payable on all such policies of insurance.

                  (d) the Company has delivered to Investor copies of all reports of the Company and each Subsidiary required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

           2.15 Licenses and Permits. The Company and each Subsidiary have all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations (collectively, "Authorizations), required for the conduct of the

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Company Business (as presently conducted), and operation of the Facilities except where the failure to have such Authorizations would not have a material adverse effect on the Company or any Subsidiary. All such licenses, permits, approvals, authorizations and consents are described in Schedule 2.15 are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 2.15 the Company and each Subsidiary (including their operations, properties, whether owned or leased, and assets) are and have been in compliance with all such permits and licenses, approvals, authorizations and consents.

           2.16 Contracts and Other Agreements. Schedule 2.16 annexed hereto contains a complete and accurate list of all of the following contracts and other agreements to which the Company or any Subsidiary is a party or by or to which it or its respective assets or properties are bound or subject or which are necessary for the conduct of its respective business as presently conducted:

                  (a) contracts and other agreements with any current or former officer, director, employee, consultant, agent or other representative or with any person or entity in which any ofthe foregoing has an interest, including any "Affiliate" or "Associate" of such person or entity, as such terms are defined in the Securities Act and the rules and regulations published thereunder;

                  (b) contracts and other agreements with any employee or any labor union or association representing any employee;

                  (c) contracts and other agreements which obligate the Company or any Subsidiary to supply to any party all or a portion of such party's requirements of any product or service sold or rendered by the Company or any Subsidiary, including without limitation, towing, recovery or transportation contracts;

                  (d) contracts and other agreements for the sale or lease of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties;

                  (e) joint venture or partnership agreements;

                  (f) contracts or other agreements under which the Company agrees to indemnification any party or to share tax liability of any party;

                  (g) contracts or other agreements of guaranty or relating to matters of suretyship to which the Company or any Subsidiary is a party or by which any assets or properties of the Company or such Subsidiary are subject or bound;

                  (h) contracts and other agreements calling for an aggregate price or fee, or payments in any one year, of more than $10,000;

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                          (i) contracts and other agreements that cannot be
        canceled without liability, premium or penalty upon thirty (30) days' notice;

                           0) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                           (k) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of the Company or any Subsidiary as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws);

                           (1) contracts and other agreements containing covenants of the Company or any Subsidiary not to compete in any line of business or with any person in any geographical area or covenants of any other person or entity not to compete with the Company or any Subsidiary in any line of business or in any geographical area;

                         (m) contracts and other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other person, corporation or other entity;

                         (n) contracts or agreements relating to Intellectual Property (as defined in Section 2.19) owned, licensed or used by the Company or any Subsidiary in the course of its respective business, including without limitation all contracts and agreements relating to the development and use of Software (as defined in Section 2.1);

                         (o) contracts and other agreements requiring the payment to any person of a royalty, override or similar commission or fee;

                          p) contracts and other agreements relating to the borrowing of money by the Company or any Subsidiary or subjecting any assets or properties of the Company or any Subsidiary to security interests, liens or other liabilities or obligations;

                         (q) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of the Company or any Subsidiary;

                         (r) any contract or other agreement not made in the ordinary course of business; or

                         (s) any other material contract or other agreement whether or not made in the ordinary course of business.

There have been delivered or made available to Investor true and complete copies of all of the written contracts and other agreements described on Schedule 2.16. Each such contract or other agreement is valid and binding upon the Company or the Subsidiary which is a party thereto in accordance with its terms, and the Company or the Subsidiary which is a party thereto has performed, in all material respects, all contractual obligations required to be performed by it to date and is not in default under each such contract and has not taken any action, or failed to take any action, whereupon such action or failure to act constitutes, or with notice or lapse of time or both would constitute, a default under such contract. No other party to any such contract is in default in the performance of its obligations thereunder or has taken any action, or failed to take any action, whereupon such action or failure to act constitutes, or with notice or lapse of time or both would constitute, a breach or anticipatory breach thereof. Except as separately identified on Schedule 2.16. no approval or consent of any person is needed in order that the contracts and other agreements set forth on
Schedule 2.16 or on any other Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement. As used in this Section 2.16, the term "contract" or "agreement" includes any written or oral agreement, commitment, understanding or arrangement to which the Company or any Subsidiary is a party with respect to its business or by which any of its respective assets are bound.

           2.17 Software. Schedule 2.17 annexed hereto contains a complete list of all computer software which is material to the business of the Company or any Subsidiary and which has been designed specifically for use by the Company or any Subsidiary or as to which the Company or any Subsidiary claims any proprietary rights (the "Company Software"). Except as described in Schedule
2.17 the Company or a Subsidiary is the exclusive owner of all patents, copyrights, trademarks, intellectual property rights, trade secrets and other proprietary information, processes, and formulae used in connection with the Company Software. All work performed by employees, independent contractors or others in connection with the Company Software on behalf of the Company or any Subsidiary has been performed either pursuant to a "work-for-hire" arrangement or agreement with the Company or such Subsidiary in accordance with applicable state and federal law, that has accorded the Company or such Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property arising thereby or subject to an executed instrument of assignment in favor of the Company or such Subsidiary that has conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property arising in connection with the work performed. The Company or such Subsidiary has exclusive ownership, possession and control of all source codes, system documentation, statements of principles of operation, and schematics for all the Company Software that may be necessary to render such materials understandable and usable by a trained computer programmer. The Company or such Subsidiary has taken adequate measures consistent with industry practice to safeguard the confidentiality of any confidential information or trade secrets relating to the Company Software. The Company Software is not in the public domain. The Company Software performs in accordance with the documentation and other written material used in connection with the Company Software and is free from material defects in programming or operation. With respect to any computer software licensed by the Company or any Subsidiary from a third party (the "Licensed Software"), such Licensed Software is sufficient for the purpose used and no such Licensed Software has been utilized by any person, or for any purpose, not authorized by the license agreement applicable thereto. The Licensed Software, is of a recent version and is, to the knowledge of the Company, purported be Y2K Compliant by the licensor thereof. The Company Software is Y2K compliant as of the date hereof. "Y2K compliant" shall mean that the computer software so described will (i) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part, (ii) operate accurately without interruption on or in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance, (iii) respond to and process two digit year input without creating any ambiguity as to the century, and (iv) store and provide date input information without creating any ambiguity as to the century.

           2.18 Leases. Schedule 2.18 annexed hereto contains a complete and accurate list of any real property lease binding the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party ("Leases'1) and all termination dates, renewal options and dates by which notice of renewal or cancellation, as applicable, must be given with respect to such Leases. Each such Lease is in full force and effect, and the Company or the Subsidiary party to such Lease has fully performed, in all respects material thereto, all of its obligations to be performed to date under such Lease. The Company or the Subsidiary party to each such Lease is current with respect to the payment of all rents and other charges due thereunder and, to the knowledge of the Company, their use and occupancy of the premises which are the subject matter of such Lease do not violate any of the terms of such Lease in any respect which is significant to the Lease, is in conformity with all applicable building, zoning, health, fire, safety and other laws, ordinances, codes and regulations and is not in violation of the conditions of any policy of insurance held by the Company or any Subsidiary. To the knowledge of the Company, all of the buildings, structures and appurtenances situated on any premises that is subject to any of the Leases are, and as of the Closing Date, will be, in good operating condition and state of maintenance and repair and will be adequate and suitable for the purposes for which they are presently being or are intended to be used, and the Company or the Subsidiary party to such Lease has adequate rights of ingress and egress and utility services for the operation of its business in the ordinary course. No lessor or landlord under any Lease is in default in the performance of its obligations thereunder and neither the Company nor any Subsidiary has received notice from any such lessor or landlord of its intention to exercise any option thereunder which would adversely affect or terminate the use or occupancy of the demised premises under such Lease by the Company or such Subsidiary. Except as specifically disclosed in Schedule 2.18 all of the Leases permit the consummation of the transactions contemplated hereby without modification of the terms thereof and without the consent of the applicable lessor or landlord. Neither the Company nor any Subsidiary owns any real property and the Company has never owned any real property.

         2.19 Trade Name and Other Intangibles. Schedule 2.19 annexed hereto contains a complete and accurate list of all patents, patent rights, licenses, methodologies, trade secrets, know-how, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights or similar rights ("Intellectual Property") (other than Company Software listed separately on Schedule 2.17) which are either (i) wholly or partly owned or licensed by the Company or any Subsidiary, or (ii) used in the conduct of the business of the Company or any Subsidiary. Except as described on Schedule 2.19 annexed hereto, to the knowledge of the Company, no person or entity, other than the Company or a Subsidiary, has any rights under or in respect of, and, to the knowledge of the Company, no person is infringing or otherwise acting adversely with respect to, the rights of the Company or a Subsidiary under or in respect of the Intellectual Property, and, to the knowledge of the Company, the Company or a Subsidiary is the exclusive owner of such rights and there is no claim for damages or any proceeding pending or threatened with respect thereto. Neither the Company nor any Subsidiary is infringing or otherwise acting adversely to the right of any person under or in respect to any Intellectual Property, and there is no claim for damages or any proceeding pending or, to the knowledge of the Company, threatened with respect thereto.

           2.20 Labor Relations: Employees. Other than amounts which are accrued on the Financial Statements but have not yet become payable in accordance with the customary practices of the Company or the applicable Subsidiary, and which will be paid in a timely manner when so payable, the Company and each
Subsidiary: (a) has paid in full to its full and part-time employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to date, and b) has paid, or will pay in a timely manner, all severance pay, if any, and benefits, FICA, withholding taxes and vacation pay, if any, for all of its employees and is not subject to any claim for non-payment or non-performance of any of the foregoing. To the knowledge of the Company, the Company and each Subsidiary is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither the Company nor any Subsidiary has improperly characterized as an independent contractor or consultant, any individual who should have been treated as an employee for tax withholding or any other purpose, where such improper characterization would have a material adverse effect on the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement with respect to any of its employees.

         2.21     Emnloyee Benefit Plans.

                  (a) Each pension, profit sharing, retirement, deferred compensation, bonus, stock purchase, severance, hospitalization, medical insurance, life insurance, vacation policy or other employee benefit plan or program providing benefits for current or former employees of the Company or any Subsidiary, other than salaries or cash wages for straight time, overtime or shift differential (each a "Plan") has been maintained in substantial compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA'1). No Plan is a "multiemployer plan" within the meaning of ERISA.

                  (b) No "reportable event" (within the meaning of section 4043(b) of ERISA) has occurred with respect to any pension plan that is subject to Title IV of ERISA maintained by any trade or business (whether or not incorporated) that is under common control with the Company, within the meaning of section 414(c) of the Code and the regulations thereunder (hereinafter any such plan shall be referred to as an "Affiliate Plan" and any such trade or business shall be referred to as an "ERISA Affiliate"), and no "reportable event" will occur with respect to any Plan or Affiliate Plan as a result of any transaction contemplated by this Agreement.

                  (c) The Company and each Subsidiary has satisfied all material reporting and disclosure requirements and all other requirements applicable to it under the Code or ERISA, and the Department of Labor and the Internal Revenue Service regulations promulgated thereunder, with respect to the Plans. None of the Company, the Subsidiaries or any other "party in interest" or "disqualified person" (within the meaning of section 3(14) of ERISA or section 4975(e)(2) of the

Code, respectively) with respect to any Plan has engaged in any "prohibited transaction" (within the meaning of section 406 of ERISA or section 4975 of the Code) which could subject any Plan, Investor, the Company, any Subsidiary or any trustee, administrator or other fiduciary of any Plan, to any penalty or excise tax imposed on prohibited transactions by section 502(i) of ERISA or section 4975 of the Code. There are no material actions, suits or claims pending (other than routine claims for benefits) or threatened, against any Plan or against the assets of any Plan. No Plan which is subject to Part III of Subtitle B of Title I of ERISA or section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived.

           2.22 Insurance. All policies and binders of insurance issued to or on behalf of the Company are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner reasonably determined by the Company to be appropriate and sufficient and are adequate to protect the Company, the Subsidiaries and its and their respective assets and properties. The Company or the Subsidiary that is insured under each such policy or binder has paid all premiums due thereon and is not in default with respect to any provision contained in such policy or binder and has not failed to give any notice or present any claim under such policy or binder in a due and timely fashion. Except for claims described on
Schedule 2.22 there are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any Subsidiary has received any notice of cancellation or non-renewal of any such policy or binder. None of the policies provides that premiums paid in respect of the periods prior to the Closing Date may be adjusted or recomputed based on claims-paying experience of such policies or otherwise. Neither the Company nor, to the knowledge of the Company, any Subsidiary has received any notice from any of its respective insurance carriers that any insurance premiums will be increased in the future or that any currently in-force insurance coverage will not be available in the future on the same terms as now in effect.

           2.23    Environmental Matters.

                  (a) With the exception of (i) gasoline or diesel fuel contained in vehicle fuel tanks for onboard consumption, (ii) motor oil contained in engine crank cases, (ii) small quantities of fuel in portable containers used to provide emergency fueling to motor vehicles (as is customary in the towing industry), or (iii) motor vehicle batteries (none of items (i),
(ii), or (iii) having leaked or discharged any of their contents while in the custody and control of the Company or any Subsidiary other than insignificant oil leaks inherent to internal combustion engines), to the knowledge of the Company, neither the Company nor any Subsidiary has ever generated, transported, used, stored, treated, disposed of; or managed any Hazardous Waste (as defined below); no Hazardous Material (as defined below) has ever been or, to the knowledge of the Company or any Subsidiary is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased or used by the Company or any Subsidiary, or has ever come to be located in the soil or groundwater at any such site; no Hazardous Material has ever been transported by or at the direction of the Company or any Subsidiary from any site presently or formerly owned, operated, leased, or used by the Company or such Subsidiary for treatment, storage, or disposal at any other place; and no Lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or any Subsidiary in connection with the presence of any Hazardous Material.

                  (b) Except for any of the following which, in the aggregate, would not have a material adverse effect on the Company or any Subsidiary, neither the Company nor any Subsidiary has any liability under, nor has the Company or any Subsidiary ever violated, any Environmental Law (as defined below); the Company and each Subsidiary and any property owned, operated, leased, or used by the Company or any Subsidiary, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws and any permits or licenses issued pursuant thereto; neither the Company nor any Subsidiary has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and neither the Company nor any Subsidiary has any knowledge or reason to know that any of the items enumerated in the immediately preceding clause of this paragraph will be forthcoming.

                  (c) Except as disclosed in Schedule 2.23(c), to the knowledge of the Company, no site currently owned, operated, leased, or used by the Company or any Subsidiary contains any asbestos or asbestos-containing material, any polychlorinated biphenyls PCBs) or equipment containing PCBs, any underground or above-ground storage tanks, or any urea formaldehyde foam insulation.

                  (d) The Company has provided to Investor copies of all documents, records, and information concerning any environmental or health and safety matter relevant to the Company or any Subsidiary, whether generated by the Company, a Subsidiary or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                  (e) For purposes of this Agreement, "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; "Environmental Law" shall mean any environmental or health and safety related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, existing at any time prior to the Closing Date, including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), each as amended, and their state and local counterparts, as amended.

         2.24 Restrictive Documents. To the knowledge of the Company, neither the Company nor any Subsidiary is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind, which materially and adversely affects the business practices, operations or condition of the Company, any Subsidiary, or any of their respective assets or property, or which would prevent consummation of the transactions contemplated by this Agreement or the continued operation of its respective business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict its ability to acquire any property or conduct business in any area.

           2.25 Transactions with Affiliated Parties. Except as set forth on
Schedule 2.25, no Associate or Affiliate of the Company or any Subsidiary (i) has any ownership interest, directly or indirectly, in any competitor, supplier or customer of the Company or any Subsidiary, (ii) has any outstanding loan or receivable, in either event to or from the Company or any Subsidiary, or (iii) is a party to or has any interest in any contract or agreement with the Company or any Subsidiary.

           2.26 No Changes Prior to Closing Date. During the period from the Balance Sheet Date to and including the Closing Date, except as expressly contemplated hereby or in the ordinary course of business, neither the Company nor any Subsidiary will have (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise),, none of which, even in the ordinary course of business, will be materially adverse to the business of the Company or such Subsidiary, (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) sold, transferred or otherwise disposed of any assets, (iv) made any capital expenditure or commitment therefor, (v) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or granted or canceled any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus or profit sharing distribution or similar payment of any kind, (vii) increased its indebtedness for borrowed money, or made any loan to any person, (viii) made or permitted any amendment or termination of any contract, agreement or license to which it is a party or by which it or any of its assets and properties are subject or bound,
(ix) entered into any agreement or arrangement granting any preferential rights to purchase any of its assets or properties or requiring the consent of any party to the transfer and assignment of any of its assets or properties, (x) written off as uncollectible any notes or accounts receivable (xi) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except as set forth in Schedule 2.26
(xii) canceled or waived any claims or rights of substantial value, (xiii) made any change in any method of accounting or auditing practice, (xiv) otherwise conducted its business or entered into any transaction, or (xv) agreed, whether or not in writing, to do any of the foregoing.

           2.27 Disclosure. Neither this Agreement, nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereofby the Company's directors or officers, in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company which materially and adversely affects the business, prospects (financial or otherwise) or financial condition of the Company, the Subsidiaries or its or their respective properties or assets, which has not been set forth in this Agreement or in the Schedules or Exhibits or certificates furnished in connection with the transactions contemplated by this Agreement.

           2.28 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Company or any Subsidiary is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein or the Company's acquisition of the Acquired Companies.

           2.29 Securities Law Compliance. At all times since its formation, the Company has been in compliance with, and following the closing, the Company shall remain in compliance with, the Securities Act, the Exchange Act and all other Laws, including without limitation state "blue sky" laws, which affect the issuance or transfer of securities of any kind. The Company has never been registered with the SEC and has never been so required to register under Section 12 of the Exchange Act. The Company shall register with the SEC on SEC Form 10 (the "Initial Filing") within forty-five (45) days following the date hereof and, thereafter, shall file with the SEC in a timely manner such other periodic reports and other information which the Company shall be required to file under the Securities Act or the Exchange Act. The Initial Filing and such other periodic reports and information shall comply in all material respects with the Securities Act and the Exchange Act, as applicable, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they are made, not misleading.

           2.30 No Further Issuance of Series A Preferred Stock. For so long as any of the Purchased Shares or the Purchased Warrants remains outstanding, Company covenants that it will not issue additional shares of its Series A Preferred Stock without the prior written consent of Investor.


                                   ARTICLE III

                           REPRESENTATIONS OF INVESTOR

         3.1 Incorporation and Qualification. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and has appropriate power and lawful authority to carry on its business as now being conducted, and to own, lease and operate its properties and assets as now owned, leased or operated by Investor.

           3.2 Articles of Organization and Operating Agreement. Schedule 3.2 annexed hereto contains true and complete copies of the Articles of Organization of Investor, including all amendments thereto (certified by the Secretary of State of its jurisdiction of incorporation), and the Operating Agreement of Investor, including all amendments thereto (certified by its Manager or Secretary), as in effect on the date hereof and such Operating Agreement and Articles of

Organization will not be amended, rescinded or otherwise modified between the date hereof and the Closing Date.

           3.3 Authority of Investor. Investor has full power and legal capacity to execute and deliver this Agreement and the other agreements required to be executed and delivered by Investor hereunder (the "Investor Documents") and to carry out the transactions contemplated hereby. The execution, delivery and performance of the Investor Documents by Investor have been duly authorized by all necessary action on the part of Investor. The Investor Documents are valid and binding agreements of Investor enforceable against Investor in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles and the discretion of courts applying such laws and principles. Except as set forth in Schedule 3.3 annexed hereto, no consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or any consent, authorization or approval of any third party, is necessary in order to enable Investor to enter into and perform Investor's obligations under the Investor Documents, and neither the execution and delivery of the Investor Documents nor the consummation of the transactions contemplated thereby will:

                  (a) conflict with, require any consent under, result in the violation of; or constitute a breach of any provision of the Articles of Organization or the Operating Agreement of Investor;

                  (b) conflict with, require any consent under, result in the violation of, constitute a breach of, or accelerate the performance required on the part of Investor by the terms of, any evidence of indebtedness or agreement to which Investor is a party, in each case with or without notice for lapse of time or both, including any mortgage or deed of trust or other agreement creating a lien, charge or encumbrance to which any property of Investor is subject, or permit the termination of any such agreement by another person;

                  (c) result in the creation of imposition of any security interest, lien, charge or other encumbrance upon, or restriction on the use of; any property or assets of Investor under any agreement or commitment to which Investor is bound;

                  (d) accelerate, constitute an event entitling, or which would, on notice or lapse of time or both, entitle the holder of any indebtedness of Investor to accelerate the maturity of such indebtedness;

                  (e) conflict with or result in the breach of or violation of any writ, judgment, order, injunction, decree or award of any court of governmental body or agency or arbitration tribunal that is binding on Investor or

                  (f) constitute a violation by Investor of any statute, law, or regulation of any jurisdiction.

           3.4      Securities Acknowledgment.

                  (a) Investor is acquiring the Purchased Securities solely for Investor's own account for investment purposes and not with a view to or an interest in participating, directly or indirectly, in the resale thereof. Investor's principal place of business is located in the State of Georgia. Investor acknowledges that all of the Purchased Securities acquired by Investor will be sold to Investor without registration and reliance upon certain exemptions under the Securities Act, in reliance upon certain exemptions from registration requirements and under applicable state securities laws. Investor will make no transfer or assignment of any of the stock except in compliance with the Securities Act, as amended, and any other applicable securities laws, or pursuant to applicable exemptions from the aforementioned laws.

                  (b) Neither the Company nor any person acting on its behalf has offered the Purchased Securities to Investor by means of general or public solicitation or general or public advertising, such as newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

                  (c) Investor consents, agrees and acknowledges that the certificate or certificates representing the Purchased Securities will be inscribed with the following legend, or another legend to the same effect, and agrees to the restrictions set forth therein:

                   "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION PERTAINING TO SUCH SECURITIES AND PURSUANT TO A REPRESENTATION BY THE SECURITY HOLDER NAMED HEREON THAT SAID SECURITIES HAVE BEEN ACQUIRED FOR PURPOSES OF INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF REGISTRATION. FURTHERMORE, NO OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS TO TAKE PLACE WITHOUT THE PRIOR WTITTEN APPROVAL OF COUNSEL OF THE ISSUER BEING AFFIXED TO THIS CERTIFICATE. THE TRANSFER AGENT HAS BEEN ORDERED TO EXECUTE TRANSFERS OF THIS CERTIFICATE ONLY IN ACCORDANCE WITH THE ABOVE INSTRUCTIONS"

         3.5 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Investor is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

                                   ARTICLE IV

                 COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING

          The parties hereto covenant and agree that between the date hereof and the Closing Date:

           4.1 Operation in Ordinary Course. From the date hereof to the Closing Date, the Company shall, and shall use its reasonable best efforts to cause each Subsidiary to (i) conduct its business only in the ordinary course and in substantially the same manner as conducted at the date hereof, (ii) use its reasonable best efforts to preserve its business organization intact and to retain the services of its key employees, purchasing and sales personnel and representatives, (iii) use its reasonable best efforts to preserve favorable relations with its employees, customers, suppliers and others having business relations with it, (iv) comply with all laws, ordinances and regulations applicable to it in the conduct of its business, (v) not enter into, amend in any material respect or terminate any lease, contract or agreement, (vi) conduct its business in such a manner that the representations and warranties contained in Article II shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and (vii) with respect only to the Company, use its reasonable best efforts to consummate the acquisition of each of the Acquired Companies.

         4.2 Notice of Events. The Company shall promptly notify Investor of (i) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, (ii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of the Company inaccurate or misleading, and (iii) any lawsuits, claims, proceedings or investigations which after the date heretofore threatened or commenced against the Company or any of its officers, directors, employees, consultants, agents or shareholders with respect to the affairs of the Company.

           4.3 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, other than the transactions with the Acquired Companies, the Company shall not take any action to directly or indirectly encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than Investor, (a) concerning the merger of the Company with any other entity, (b)the purchase and sale of the assets and properties of the Company, (c) the purchase or sale of any shares of the capital stock of the Company, (d) any transaction similar to the foregoing involving the Company, or
(e) any other transaction, agreement or arrangement which, in Investor's reasonable opinion, would hinder or frustrate the spirit and intent of this Agreement.

         4.4 Examinations and Investigations. Prior to the Closing Date, Investor shall be entitled, through its employees and representatives, including, without limitation, its counsel, Smith,

Gambrell & Russell, LLP, and Investor's accountants, to make such investigation of the assets, properties, business and operations of the Company, and such examination of the books, records and financial condition of the Company as Investor wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company shall cooperate fully therein. No investigation by Investor (or failure to conduct such an investigation) shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company under this Agreement, or Investor's rights under Article VIII of this Agreement unless Investor had actual knowledge (which for purposes of this provision shall be the actual knowledge of Jay W. Clark or Troy T. Taylor without a duty of inquiry) of a non-intentional breach by the Company prior to Closing, and consummated the Closing without informing the Company of the breach and providing an opportunity to the Company, for a period of five (5) business days, to either cure the breach or elect to terminate this Agreement. In order that Investor may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company, the Company shall furnish, and shall cause the Company to furnish, the representatives of Investor during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination. If this Agreement terminates, Investor, its employees and representatives shall keep confidential and shall not use in any manner any information or documents obtained from the Company concerning its assets, properties, business and operations, unless readily ascertainable from public or published information, or trade sources, or subsequently developed by Investor independent of any investigation of the Company, or received from a third party not under an obligation to the Company to keep such information confidential. If this Agreement terminates, any documents obtained from the Company shall be returned.


                                    ARTICLE V

         CONDITIONS PRECEDENT TO THE OBLIGATION OF INVESTOR TO CLOSE

         The obligation of Investor to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Investor only in writing:

         5.1 Representations Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date. The Company shall deliver to Investor a certificate to such effect signed by an executive officer of the Company and dated the Closing Date.

           5.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have a materially adverse effect on the assets, properties, business, operations or financial condition of the Company or any Subsidiary.

           5.3 Contemporaneous Transactions. Simultaneously with the Closing of the transactions contemplated hereby, the Company shall (i) have consummated the acquisition of each of the Acquired Companies in a manner satisfactory to Investor, and (ii) have received bank financing in the amount of approximately five million ninety eight thousand two hundred thirty three dollars ($5,098,233) upon terms reasonably satisfactory to Investor.

         5.4 Registration Rights Agreement. Simultaneously with the Closing of the transactions contemplated hereby, Investor and the Company shall have entered into a Registration Rights Agreement, with respect to the Company Common Stock into which the Purchased Shares are convertible following the filing of the Amendment, in form and substance acceptable to Investor (the "Registration Rights Agreement").

           5.5 Employment/Non-Competition Agreements. The Company shall have entered into employment and non-competition agreements with each of Joel Nagelmann, Eugene Iarocci and Steven Teeters, in form and substance acceptable to Investor.

           5.6 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing and the continued operation of the business of the Company and the Subsidiaries shall have been obtained.

         5.7 Resolutions. There shall have been delivered to Investor a copy of the resolutions duly adopted by the board of directors and the shareholders of the Company, certified accurate by an executive officer of the Company as of the Closing Date, authorizing and approving the terms and conditions of this Agreement and the consummation by the Company of the transactions contemplated hereby.

           5.8 Third-Party Consents. All consents, permits, waivers and approvals from parties to material contracts or other agreements with the Company that may be required in connection with the performance by the Company of its obligations under this Agreement or the continuance of such contracts or other agreements with the Company without material modification after the Closing shall have been obtained (with satisfactory written evidence thereof, in recordable form where necessary, to be furnished to Investor at the Closing).

           5.9 Due Diligence. Investor shall have completed its due diligence review of the Company and shall be satisfied with the results thereof, including, but not limited to Investor's satisfaction with the Financial Statements of the Company and the Subsidiaries.

           5.10 No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition (financial or otherwise) of the Company, the Subsidiaries or its or their employees or customers regardless of reason, including, but not limited to, those changes that are as a result of any legislative or regulatory change, the announcement of the transactions described herein, revocation of any license or rights to do business, failure to obtain any environmental permits at the normal time or in the manner applied for by the Company or any Subsidiary, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or other public force or otherwise. The Company shall have delivered to Investor a certificate, dated the Closing Date, to such effect.

           5.11 Books and Records. Investor shall have received copies of the minute books, stock certificate books, stock transfer books, corporate seals, books of account and all books, papers, records, correspondence and instruments of, or relating to, the Company and its business.

           5.12 Manager Approval. The Manager of Investor shall have approved this Agreement and the transactions contemplated hereby.

           5.13 Good Standing Certificates. Etc. The Company shall have delivered all certified resolutions, certificates, documents or instruments with respect to the Company's and each Subsidiary's corporate existence and authority as Investor may have reasonably requested prior to the Closing Date.

           5.14 Schedules and Exhibits. The Company shall have delivered to Investor, at least three (3) days prior to Closing, all schedules and exhibits required hereunder, and such schedules and exhibits shall be true and correct in all material respects on and as of the Closing Date. The Company shall have delivered to Investor a certificate to such effect, signed by an executive officer of the Company and dated the Closing Date. Notwithstanding anything else to the contrary herein, if any information set forth (or, as the case may be, omitted) in any schedule or exhibit so delivered and certified is, in Investor's sole discretion, reasonably adverse to the operation or financial condition of the Company or the Subsidiaries, then Investor may at its option terminate this Agreement.

         5.15 Opinion of Counsel to the Company. The Company shall have delivered to Investor an opinion of: (a) Delmer C. Gowing III, P.A., acquisition counsel to the Company, dated the Closing Date, in the form of Exhibit 5.15 (a) attached hereto, and (b) Atlas, Pearlman, Trop & Borkson, P.A., securities counsel to the Company, dated the Closing Date, in the form of Exhibit 5.15(b) attached hereto (the opinions described in (a) and (b)), hereinafter the "Company Legal Opinions").

         5.16 Resignations and Releases. The Company shall have delivered to Investor (a) a copy of a resignation and release of claims against the Company executed by each of the Company's officers and directors, as such, other than Joel Nagelmann, Gene Iarocci, and Steven Teeters in the form of Exhibit 5.16(a);
(b)a copy of a resignation and release of claims executed by each of the current officers and directors, as such, of each Acquired Company, in a form reasonably satisfactory to Investor.

                                   ARTICLE VI

      CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE

           The obligation of the Company to enter into and complete the Closing is subject, at the Company's option, to the fulfillment of the following conditions, any one or more of which may be waived by the Company only in writing:

         6.1 Representations. Warranties and Covenants. The representations and warranties of Investor contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Investor shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Investor shall deliver to the Company a certificate to such effect signed by the chief manager of Investor and dated the Closing Date.

           6.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transaction, or that has or could reasonably be expected to have a materially adverse effect on the assets, properties, business, operations or financial condition of Investor.

         6.3 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing and the continued operation of the business of the Company shall have been obtained.

           6.4 Resolutions. There shall have been delivered to the Company a copy of the resolutions duly adopted by the Manager of Investor authorizing and approving the execution and delivery by Investor of this Agreement, and the consummation by Investor of the transactions contemplated hereby.

           6.5 Good Standing Certificates etc. Investor shall have delivered all such certified resolutions, certificates, documents or instruments with respect to Investor's corporate existence and authority as the Company's counsel may have reasonably requested prior to the Closing Date.

           6.6 Contemporaneous Transactions. Simultaneously with the Closing of the transactions contemplated hereby, the Company shall (i) have consummated the acquisition of each of the Acquired Companies in a manner satisfactory to the Company, and (ii) have received bank financing in the amount of approximately five million ninety eight thousand two hundred thirty three dollars ($5,098,233) upon terms reasonably satisfactory to the Company.

           6.7 Employment/Non-Competition Agreements. The Company shall have entered into employment and non-competition agreements with each of Joel Nagelmann, Eugene Iarocci and Steven Teeters, in form and substance acceptable to the Company.

                                   ARTICLE VII

                       ACTIONS TO BE TAKEN AT THE CLOSING

           The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

           7.1 Stock Certificates. The Company shall deliver to Investor a stock certificate representing all of the Purchased Shares.

           7.2 Warrant Certificates. The Company shall deliver to Investor a certificate representing all of the Purchased Warrants.

           7.3 Registration Rights Agreement.

Registration Rights Agreement. Investor and the Company shall enter into the

           7.4 Purchase Price. Investor shall deliver to the Company the Purchase Price in accordance with the terms of this Agreement.

           7.5 Opinion of Counsel to the Company. The Company shall deliver to Investor the Company Legal Opinions.

           7.6 Opinion of Counsel to Investor. Investor shall deliver to the Company an opinion of Smith, Gambrell & Russell, LLP, counsel to Investor, dated the Closing Date, in the form of Exhibit 7.6.

           7.7 Closing Certificate of the Company. The Company shall deliver to Investor a closing certificate executed by an executive officer of the Company, dated the Closing Date, in the form of Exhibit 7.7.

           7.8 Closing Certificate of Investor. Investor shall deliver to the Company a closing certificate signed by the Manager of Investor, dated the Closing Date, in the form of Exhibit 7.8.

           7.9 Other Documents and Certificates. Investor and the Company shall deliver such certificates, agreements, permits, approvals and other documents as are reasonably requested by counsel for Investor or the Company, as the case may be, to satisfy, or to evidence the satisfaction of, as the case may be, the conditions precedent to Closing set forth in Articles V and VI.

                                  ARTICLE VIII

           SURVWAL OF REPRESENTATIONS AND WARRANTIES: INDEMNIFICATION

         8.1 Survival of Representations and Warranties. All of the representations and warranties of the Company and Investor contained in this Agreement shall survive the Closing until the third (3rd) anniversary of the Closing.

         8.2 The Company's Indemnity Agreement. The Company shall defend, indemnify and hold harmless Investor (and its managers, members, officers, employees, agents, affiliates, successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses (including without limitation any Investment Loss), damages (including without limitation punitive, exemplary or consequential damages, lost income and profits, and interruptions of business), liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, (iii) consultants' fees and other costs of defending or investigating any claim hereunder, and (iv) expenses incurred in complying with any award of injunctive relief), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by Investor or any of its respective managers, members, employees, agents, affiliates, successors or assigns (a "Loss of Investor") by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of or otherwise in respect of:

                  (a) any breach of any representation and warranty contained in this Agreement (without giving effect to any materiality or knowledge qualifications contained in any such representation or warranties) or any misrepresentation in or omission on the part of the Company contained in any certificate furnished or to be furnished to Investor by the Company pursuant to this Agreement;

                  (1)) any breach or nonfulfillment on the part of the Company of any covenant contained in this Agreement;

                  (c) any failure of the Company to transfer the Purchased Securities to Investor, free and clear of all Liens;

                  (d) any liability or loss to the Company arising from facts in existence prior to the Closing Date, unless such loss or liability was disclosed herein or was reserved against or accrued on the Latest Balance Sheets; or

                  (e) any claims with respect to brokers' or finders' fees due with respect to the transactions contemplated herein and alleged to arise from any contract, agreement or arrangement entered into by the Company or any of the Acquired Companies.

         8.3 Investor's Indemnity Agreement. Investor shall indemnify and hold harmless the Company from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages (including without limitation punitive, exemplary or consequential damages and lost income and profits and interruptions of business), liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, (iii) consultants' fees and other costs of defending or investigating any claim hereunder, and (iv) expenses incurred in complying with any award of injunctive relief), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by the Company or any of its respective directors, officers, employees, agents, affiliates, successors or assigns (a "Loss of Company") by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of or otherwise in respect of:

                  (a) any breach of any representation and warranty or nonfulfillment of any covenant or agreement on the part of investor contained in this Agreement, or any misrepresentation in or omission from or nonfulfillment of any covenant on the part of Investor contained in any certificate furnished or to be furnished to the Company by Investor pursuant to this Agreement; or

                  b) any claims with respect to brokers' or finders' fees due with respect to the transactions contemplated herein and alleged to arise from any contract, agreement or arrangement entered into by Investor.

         8.4 Indemnification Procedure.

                  (a) Upon obtaining knowledge thereof, the party to be indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party hereunder (the "Indemnitor") in writing of any damage, claim, loss, liability or expense or other matter which the Indemnitee has determined has given or could give rise to a claim for which indemnification rights are granted hereunder (such written notice referred to as the "Notice of Claim"). The Notice of Claim shall specify, in reasonable detail, the nature and estimated amount of any such claim giving rise to a right of indemnification, to the extent the same can reasonably be estimated at such time, provided. however, that such estimate shall not be binding on either the Indemnitor or Indemnitee. Any failure on the part of an Indemnitee to give timely notice to the Indemnitor of a claim shall not affect the right of the Indemnitee to obtain indemnification from the Indemnitor with respect to such claim unless the Indemnitor is actually harmed by such failure to notify, and only to the extent of such actual harm.

                  (b) With respect to any matter set forth in a Notice of Claim relating to a third party claim, the Indemnitor shall defend, in good faith and at its expense, any such claim or demand, and the Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as Indemnitor is defending, in good faith, any such third party claim, the

         Indemnitee shall not settle or compromise such third party claim. The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any third party claim and shall cooperate fully with the Indemnitor in the defense of all such claims. If the Indemnitor does not defend any such third party claim or if the Indemnitor does not provide the Indemnitee with prompt and reasonable assurances that the Indemnitor will satisfy the third party claim, the Indemnitee may, at its option, elect to defend any such third party claim, at the Indemnitor's expense.

                  (c) An Indemnitor may not settle or compromise any third party claim without obtaining a full and unconditional release of the Indemnitee, unless the Indemnitee consents in writing to such settlement or compromise. Further, an Indemnitor shall not enter into any settlement of any third party claim, if, pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would be imposed against the Indemnitee, or (ii) such settlement would lead to liability or create any financial or other obligation on the part of the Indemnitee for which it is not entitled to indemnification hereunder.

         8.5 Payment of Indemnity Obligations. Any amount due in respect of the indemnification obligations between the parties hereto set forth in this Article VIII shall be payable as follows:

                  (a) if payable by the Company to Investor, such amount shall be paid, at the option of Investor, (i) in cash, (ii) in shares of Company Preferred Stock, or (iii) in any combination of the foregoing; or

                  (b) if payable by Investor to the Company, such amount shall be paid, at the option of Investor, (i) in cash, (ii) by an offsetting reduction to any unpaid dividends then accrued on the Purchased Shares (any such reduction shall be first applied to the dividend earliest accrued but unpaid, and any amount paid by such a reduction shall be discounted to its present value (as of the date of accrual of the dividend being offset) based on a discount rate of eight percent (8%) per annum), (iii) by the waiver of the right to receive selected future dividends on the Purchased Shares (the amount of any such future dividend shall be discounted to its present value (as of the date of waiver based on a discount rate of eight percent (8%) per annum), (iv) in shares of Company Preferred Stock, (v) by cancellation of a portion of the Purchased Warrants, or (vi) in any combination of the foregoing.

                  (c) For purposes of this Section 8.5, each share of Company Preferred Stock shall have a value equal to the value of the Company Common Stock into which such share is convertible, as determined by the Average Market Value. Each of the Purchased Warrants shall have a value equal to the Average Market Value of the Company Common Stock into which such Purchased Warrant is convertible less the exercise price of such Purchased Warrant. As used herein, "Average Market Value" shall mean the average of the Closing Price of Company Common Stock for the twenty (20) trading days (during which a trade in the Company Common Stock occurred) prior to determination. As used herein, "Closing Price" shall mean (a) if the primary market for the Company Common Stock is a national securities exchange, the NASDAQ National Market System, or other market or quotation system in which last sale transactions are reported on a contemporaneous basis, the last reported sales price of such security on such exchange or in such quotation system for such trading day; or (b) if the primary market for the Company Common Stock is not a national securities exchange or quotation system in which last sale transactions are contemporaneously reported, the last bid quotation in the over-the-counter market on such trading day as reported by the National Association of Securities Dealers through NASDAQ, its automated system for reporting quotations, or its successor or such other generally accepted source of publicly reported bid quotations as the Company may reasonably designate; or (c) if a Closing Price cannot be ascertained by either of the methods set forth in the immediately preceding clauses (a) and (b), such Closing Price shall be deemed to be the amount equal to a quotient determined by dividing the Fair Market Value by the number of shares (including any fractional shares) of Common Stock then outstanding. As used herein, "Fair Market Value" shall mean the price, as determined by a written appraisal prepared by an appraiser acceptable to the Company, that would be paid by the most likely hypothetical buyer in a single transaction, for 100% of the equity capital of the Company on a going-concern basis. The Company shall pay for the cost of any such appraisal.

                  8.6 Limits On Indemnification. The maximum indemnification of either party hereunder shall be limited to an amount equal to the Purchase Price set forth in Section 1.2 above.

                  8.7 Deductible. Investor shall not have the right to indemnification under this Article VIII unless and until the aggregate amount of any and all claims for a Loss of Investor exceeds the amount of one hundred thousand dollars ($100,000), inclusive of all actual, direct, indirect, consequential and incidental damages; lost profits; fines, penalties, and assessments; and expenses and costs, (including court costs and the fees and expenses of attorneys, accountants, expert witnesses and other professionals (the "Deductible")), and shall only be applicable to the extent such indemnification claims exceed the Deductible. Notwithstanding the foregoing, the Deductible shall not apply (that is, there is no deductible or indemnity basket) to Investor claims arising out of breaches by the Company of the representations and warranties contained in Sections 2.4,2.12,2.21, 2.23 hereof, breaches of the Company's covenants set forth herein, or claims against the Company arising out of fraud, intentional misrepresentation or misrepresentation arising out of the gross negligence of the Company.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

                9.1 Termination. This Agreement may be terminated at or prior to the Closing only as follows:

         (a) at the election of the Company, if: (i) any one or more of the conditions to the obligation of the Company to close has not been fulfilled, or
(ii) Investor has breached, or if the Closing occurs would breach, in any material respect, any representation, warranty, covenant or agreement contained in this Agreement;

         (b) at the election of Investor, if (i) any one or more of the conditions to its obligations to close has not been fulfilled, or (ii) the Company has breached, or if the Closing occurs would breach, in any material respect, any representation, warranty, covenant or agreement contained in this Agreement;

         (c) at the election of the Company or Investor, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person (i) if such proceeding is directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either the Company or Investor, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof or (ii) if such proceeding is directed against the Company or any of the Subsidiaries and the success of any claim asserted in such proceeding would either (x) cause the Company to breach any representation, warranty or covenant contained in this Agreement, or &) have a materially adverse effect on the Company or any of the Subsidiaries;

         (d) at any time on or prior to the Closing Date, by mutual written consent of the parties hereto; or

         (e) at any time after August 14, 1999, at the election of either Investor or the Company.

                  9.2 Survival. If this Agreement is terminated pursuant to Sections 9.1 or 5.14. this Agreement shall become void and of no further force and effect, except for the provisions of Section 4.4 (relating to the obligation of Investor to keep certain information confidential), Section 11.1 (relating to publicity) and Section 11.4 (relating to expenses), and none of the parties hereto shall have any liability in respect of such termination, except that any party shall be liable to the extent that failure to satisfy the conditions of Articles V, VI or VII results from such party acting in bad faith or from the intentional or willful violation of the representations, warranties, covenants or agreements of such party under this Agreement. In furtherance of; and without limiting the foregoing, the Company further acknowledges and agrees that if Investor terminates this Agreement in accordance with the provisions of Section 9.1, and such termination causes the acquisition of any of the Acquired Companies not to close, Investor shall not be liable to the Company or any other person for damages, or be subject to equitable relief arising out the failure of such acquisition to close.


                                    ARTICLE X

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following respective meanings:


         "AAA" shall mean the American Arbitration Association

         "Acquired Companies" shall have the meaning set forth in Section 2.5.

         "Acquisition Agreements" shall have the meaning set forth in Section
2.8.

         "Affiliate" shall have the meaning set forth in the Securities Act.

         "Affiliate Plan1' shall have the meaning set forth in Section 2.21(b).

         "Agreement" shall have the meaning set forth in the preamble.

         "Associate" shall have the meaning set forth in the Securities Act.

         "Authorizations" shall have the meaning set forth in Section 2.15.

         "Average Market Value" shall have the meaning set forth in Section 8.5(b).

         "Balance Sheet Date" shall have the meaning set forth in Section 2.9.

         "CERCLA" shall have the meaning set forth in Section 2.23(e).

         "Certificate of Designations" shall have the meaning set forth in the preamble.

         "Closing" shall have the meaning set forth in Section 1.3.

         "Closing Date" shall have the meaning set forth in Section 1.3.

         "Closing Price" shall have the meaning set forth in Section 8.5(b).

         "Company" shall mean 1-800-AutoTow, Inc., a Delaware corporation.

         "Company Business" shall have the meaning set forth in Section 2.14(a). "Company Common Stock" shall mean the common stock, $.001 par value per share, of the Company.

         "Company Documents" shall have the meaning set forth in Section 2.8. "Company Legal Opinions" shall have the meaning set forth in Section 5.15.

         "Company Preferred Stock" shall have the meaning set forth in the preamble. "Company Software" shall have the meaning set forth in Section 2.17. "D&D" shall have the meaning set forth in Section 2.5.

         "Deductible" shall have the meaning set forth in Section 8.7.

         "Environmental Law" shall have the meaning set forth in Section
2.23(e).

         "ERISA" shall have the meaning set forth in Section 2.21(a).

         "ERISA Affiliate" shall have the meaning set forth in Section 2.21(b).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, all as in effect at the time.

         "Facilities" shall have the meaning set forth in Section 2.14(a).

         "Fair Market Value" shall have the meaning set forth in Section 8.5(b).

         "Financial Statements" shall have the meaning set forth in Section 2.9.

         "Hazardous Material" shall have the meaning set forth in Section
2.23(e).

         "Hazardous Waste" shall have the meaning set forth in Section 2.23(e).

         "Indemnitee" shall have the meaning set forth in Section 8.4(a).

         "Indemnitor" shall have the meaning set forth in Section 8.4(a).

         "Initial Filing" shall have the meaning set forth in Section 2.29.

         "Intellectual Property" shall have the meaning set forth in Section
2.17.

         "Investment Loss" shall mean, with respect to any claim for indemnity made by Investor pursuant to Article VIII hereof, and with respect to each sale by Investor of Purchased Securities and/or any Company Common Stock issued upon conversion of any Purchased Securities (each such sale, an "Investor Sale"), the product obtained by multiplying (1) the aggregate reduction in the earnings per share of Company Common Stock reflected in the Company's audited year-end financial statements for each fiscal year prior to and including the fiscal year in which such Investor Sale occurred, in which the event or circumstance, upon which such indemnity claim is based, resulted in a loss to the Company, whether such loss shall arise out of payments to a third party, remediation costs, or otherwise (each such loss, a "Realized Loss"), which reduction is attributable to such Realized Losses, and (2) the number of shares of Company Common Stock Investor shall have sold (including, if Investor shall have sold any Purchased Securities, the number of shares of Company Common Stock into which such Purchased Securities were convertible at the time of such sale) pursuant to such Investor Sale.
                                      -33-

         "Investor" shall mean GMA Capital Partners-AutoTow, LLC, a Georgia limited liability company.

         "Investor Documents" shall have the meaning set forth in Section 3.3.

         "Latest Balance Sheets" shall have the meaning set forth in Section
2.9.

         "Laws" shall have the meaning set forth in Section 2.14.

         "Leases" shall have the meaning set forth in Section 2.18.

         "Liens" shall have the meaning set forth in Section 2.4.

         "Licensed Software" shall have the meaning set forth in Section 2.17.

         "Loss of Company" shall have the meaning set forth in Section 8.3.

         "Loss of Investor" shall have the meaning set forth in Section 8.2.

         "material" or "materially" shall, unless otherwise specified herein, mean that the event, circumstance or effect so described has, had, or will have an impact which shall equal or exceed $20,000 for any one occurrence, or equal or exceed $60,000 in the aggregate for all matters qualified by "material" or "materially" herein.

         "MCI" shall have the meaning set forth in Section 2.5.

         "multiemployer plan" shall have the meaning set forth in Section
2.21(a).

         "Notice of Claim" shall have the meaning set forth in Section 8.4.

         "Permitted Liens" shall have the meaning set forth in Section 2.13.

         "Plan" shall have the meaning set forth in Section 2.21.

         "Purchased Securities" shall have the meaning set forth in the preamble.

         "Purchased Shares" shall have the meaning set forth in the preamble.

         "Purchased Shares Conversion" shall have the meaning set forth in
Section 1.4(a).

         "Purchased Warrants" shall have the meaning set forth in the preamble.

         "Registration Rights Agreement" shall have the meaning set forth in
Section 5.4.

         "reportable event" shall have the meaning set forth in Section 2.21(b).

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Section 1.4 Event" shall have the meaning set forth in Section 1.4.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder, all as in effect at the time.

         "Subsidiaries" shall have the meaning set forth in Section 2.5.

         "Taxes" shall have the meaning set forth in Section 2.12.

         "Tax Returns" shall have the meaning set forth in Section 2.12.

         "Y2K compliant" shall have the meaning set forth in Section 2.17.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 Publicity. Except as otherwise required by law or stock exchange rules, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of all parties hereto as to the contents and manner of presentation and publication thereof, which consent shall not be unreasonably withheld.

         11.2 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information or belief of the Company, the Company confirms that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

         11.3 Gender. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

         11.4 Expenses. The Company shall pay, at Closing and following Closing as invoices or bills therefor are presented to the Company by Investor, Investor's expenses, including the fees and disbursements of Investor's counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. Any expenses of the Company shall be borne by the Company.

         11.5 Entire Agreement: Waivers and Consents Amendments. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements, negotiations or letters of intent. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereofby any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party. This Agreement, including without limitation the provisions of this Section, may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by each of the parties hereto. The provisions of this Section may not be changed, amended, modified, terminated, or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct or dealing of the parties.

         11.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (i) personally delivered or (ii) three (3) business days after mailing, postage prepaid, by certified mail or (iii) when delivered (as evidenced by a receipt) by a nationally recognized overnight delivery service, addressed in each case as follows:

                (a)        If to the Company to:

                                     1 -800-AutoTow, Inc.
                                     1301 N. Congress Ave., Suite 330
                                     Boynton Beach, Florida 33426
                                     Attention: Joel Nagelmann

                                     with a copy in like manner to:

                                     Atlas, Pearlman, Trop & Borkson, P.A.
                                     New River Center, Suite 1900
                                     P.O. Box 14610
                                     200 East Las Olas Boulevard,
                                     Fort Lauderdale, Florida 33302
                                     Attention: Charles B. Pearlman, Esq.

                (b)        If to Investor to:

                                     GMA Capital Partners-AutoTow, LLC
                                     C/o GMA Partners, Inc.
                                     Lenox Towers, Suite 625
                                     3400 Peachtree Road, NE
                                     Atlanta, Georgia 30326
                                     Attention: Jay W. Clark
                                     with a copy in like manner to:

                                     Smith, Gambrell & Russell, LLP
                                     1230 Peachtree Street, N.E.
                                     Suite 3100, Promenade II
                                     Atlanta, Georgia 30309-3592
                                     Attention: Robert I. Paller, Esq.

          Each party may change its address for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

         11.7 No Third Party Beneficiaries. All conditions of the obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their respective successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms, or be entitled to assume that any party hereto will refuse to consummate the purchase and sale contemplated hereby in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so. Without limiting the generality of the foregoing, in no event shall Investor have any liability under this Agreement to any of the former owners of the Acquired Companies.

         11.8 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Georgia.

         11.10 Parties in Interest. Prior to the Closing, Investor may assign its rights hereunder to any wholly-owned subsidiary of Investor; provided, however, that such assignment shall not relieve Investor of any of Investor's obligations hereunder. Except as expressly stated above, this Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law or with the consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         11.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereofwill not in any way be affected or impaired thereby; provided however, such remaining provisions shall be modified to the minimum extent necessary to effect the spirit and intent of this Agreement and to give each of the parties hereto the benefit of its bargain.

         11.13 Dispute Resolution.

         (a) Any controversy or claim arising out of or relating to this Agreement, the agreements to be entered into between or among the parties hereto pursuant to this Agreement or the transactions contemplated hereby and thereby, shall be submitted to and be finally resolved by arbitration pursuant to the provisions of the United States Arbitration Act (9 U.S.C. 1 et seq.), to be conducted by the AAA, with such arbitration to be held in Atlanta, Georgia in accordance with the AAA's Commercial Arbitration Rules then in effect. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in accordance with Section 11.6. The arbitrators shall render a judgement of default against any party who fails to appear in a properly noticed arbitration proceeding. The arbitration shall be conducted by a panel of three arbitrators selected pursuant to AAA Rules. Any award or decision rendered in such arbitration shall be final and binding on both parties, and judgment may be entered thereon in any court of competent jurisdiction if necessary.

         (b) Notwithstanding subsection (a) above to the contrary, any party may seek temporary or preliminary injunctive relief against the other party in any court or proper jurisdiction with respect to any and all preliminary injunctive or restraining procedures pertaining to this Agreement or the breach thereof, pending the outcome of any arbitration proceeding.

         (c) Subject to subsection (a) above, any judicial proceeding brought against any of the parties to this Agreement in connection with any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Georgia, or in the United States District Court for the Northern District of Georgia, Atlanta Division, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive personal and subject matter jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this agreement, under seal, as of the date first above written.

INVESTOR:

GMA CAPITAL PARNTERS-AUTOTOW, LLC

By:    GMA PARTNERS, INC., its Chief Manager

       /s/ Jay W. Clark
       --------------------
       Jay W. Clark
       Managing Director

       THE COMPANY

       1-800-AutoTow, Inc.

By:    /s/ Eugene Iarocci
       -----------------------
       Eugene Iarocci
       Chief Operating Officer

                                [CORPORATE SEAL]